Exhibit 10.2

FOREST CITY REALTY TRUST, INC.
RESTRICTED SHARES AGREEMENT
(Directors)

WHEREAS, ______________ (the “Grantee”) is a nonemployee director of Forest City Realty Trust, Inc. (the “Company”);

WHEREAS, a grant of Restricted Shares to the Grantee, and the execution of a Restricted Shares Agreement in the form hereof (this “Agreement”) to evidence such grant, were authorized by unanimous approval of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company on ____________, 20___ (the “Date of Grant”); and

WHEREAS, the grant of Restricted Shares was made pursuant to and in compliance with the Amended and Restated Board of Directors Compensation Policy (effective January 1, 2016), subject to a total grant date fair market value of $________________ for 20___ equity award grants.

NOW, THEREFORE, pursuant to the Forest City Realty Trust, Inc. 1994 Stock Plan (the “Plan”), and subject to the terms and conditions thereof and the terms and conditions hereinafter set forth, the Company hereby confirms to the Grantee, effective as of the Date of Grant, the grant of the number of Restricted Shares that are shown on the signature page of this Agreement as the Original Award.

1.    Definitions. All capitalized terms have the meanings set forth in the Plan unless otherwise specifically provided. As used in this Agreement, the following terms have the following meanings:

“Disability” means disability as defined in the Long Term Disability Plan of the Company or a Subsidiary, as applicable, as amended from time to time.

“Original Award” means the number of Restricted Shares indicated as the Original Award on the signature page of this Agreement.

2.    Issuance of Restricted Shares. The Restricted Shares will be treated as issued on the Date of Grant as fully paid and nonassessable Shares, which will be uncertificated and recorded in book-entry form by the Company or its transfer agent with a legend referring to the restrictions set forth in this Agreement.

3.    Restriction on Transfer. The Restricted Shares may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Grantee, except to the Company, until they have become nonforfeitable in accordance with Section 4 of this Agreement. Any purported transfer, encumbrance or other disposition of the Restricted Shares that is in violation of this Section 3 will be null and void, and the other party to any such purported transaction will not obtain any rights to or interest in the Restricted Shares.

4.    Vesting.

(a)    All Restricted Shares included in the Original Award will become non-forfeitable on the first anniversary of the Date of Grant.

(b)    Notwithstanding the provisions of Section 4(a) or Section 5, all of the Restricted Shares will immediately become nonforfeitable if the Grantee terminates service as a director of the Company after the Date of Grant due to the Grantee’s death or Disability; or if the Grantee’s service as a director terminates at or after age 65 with five or more years of continuous service as a director of the Company, with the consent of the Committee.

5.    Termination of Rights and Forfeiture of Restricted Shares. Except for Restricted Shares that have become nonforfeitable, all of the Restricted Shares will be forfeited if the Grantee ceases to be a director of the Company for any reason other than provided in Section 4(b) at any time prior to the first anniversary of the Date of Grant.

6.    Dividend, Voting and Other Rights. Except as otherwise provided in this Agreement, the Grantee will have all of the rights of a shareholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and receive any dividends that may be paid thereon; provided, however, that any additional Restricted Shares or other securities that the Grantee may become entitled to receive pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company will be subject to the same restrictions as the Restricted Shares.

7.    Agreement Subject to Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. The Grantee hereby acknowledges receipt of a copy of the Plan.

8.    Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal, state and other applicable securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company will not be obligated to issue any securities pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

9.    Severability. In the event that one or more of the provisions of this Agreement are invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.

10.    Governing Law. This Agreement is made under, and will be construed in accordance with, the internal substantive laws of the State of Maryland without regard to conflict of law principles of such state.

11.    Restrictive Legends. The Grantee acknowledges that the Restricted Shares are subject to the terms of this Agreement, and that each book entry in respect of the Shares will bear a restrictive legend substantially as follows:

The Shares represented by this entry were issued pursuant to a Restricted Shares Agreement effective as of _____________, 20___ between Forest City Realty Trust, Inc. and the holder named herein, and are subject to the terms and conditions, including restrictions on transfer, of that Agreement. Any purported transfer, encumbrance or other disposition in violation of that Agreement will be null and void. Copies of that Agreement will be mailed to the Grantee, without charge, within five days after of a written request is received by the Company.

13.    Entire Agreement. Subject to Section 7, this Agreement represents the entire agreement between the Company and the Grantee with respect to these Restricted Shares and supersedes all prior agreements whether in writing or otherwise.

The undersigned Grantee hereby accepts the award of Restricted Shares granted pursuant to this Agreement, subject to the terms and conditions of the Plan and the terms and conditions set forth herein.

____________________________________________
[Name]

Date: ________________________________

Executed in the name and on behalf of the Company at Cleveland, Ohio as of the ____day of ____________, 20___.

FOREST CITY REALTY TRUST, INC.

By:
Name: David J. LaRue
Title: President, Chief Executive Officer and Director

Name of Grantee: ___________________________

Date of Grant: ______________, 20___

Original Award: ___________Restricted Shares